Exhibit 99

CL&P Logo
The Northeast Utilities System

The Connecticut Light and Power Company
P.O. Box 270
Hartford, CT 06141-0270
(860) 947-2000
www.cl-p.com

News Release

        CL&P Reassures Customers: The lights will stay on District Court Order will have no impact on service


BERLIN, Connecticut, June 13, 2003 - The Connecticut Light and
Power Company (CL&P) has received notice from one of its suppliers, NRG Power Marketing Inc. (NPMI), that it will suspend supplying service under its Standard Offer contract as of midnight tonight, in light of an order issued Thursday by the U.S. District Court in New York.

"This court order, while certainly disappointing, will have no impact on the supply of electricity to our customers," said Lee Olivier, president of CL&P. "We will continue to fight vigorously for the enforcement of the Standard Offer contract and for the interests of our customers."

Until this matter is ultimately resolved, or the stay is lifted, CL&P will purchase power from ISO-New England on the spot market.

The U.S. District Court order was issued in response to an emergency motion filed earlier this week by NPMI seeking relief from its contractual obligations under the current CL&P contract.

CL&P believes this issue ultimately falls under the jurisdiction of the Federal Energy Regulatory Commission (FERC) and that the public interest of its customers should come before the interests of the creditors of NPMI.

The court order does not prohibit FERC from ultimately ruling on the ability for NPMI to terminate its contract with CL&P, nor does it specifically terminate the directive issued by FERC on May 16 requiring NPMI to honor its contract with CL&P. Comments related to NPMI's contract and other issues were filed with FERC on June 6 and FERC has indicated it would rule on the matter expeditiously.

Standard Offer service is the default electric service provided to CL&P customers who have elected not to switch to a competitive energy supplier. More than 1.1 million CL&P customers receive Standard Offer service. CL&P has contracts with Select Energy for 50 percent, NPMI for 45 percent and Duke Power for the remaining 5 percent of Standard Offer supply.
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The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses. With more than 1.1 million customers in 149 cities and towns, CL&P is an active member in the communities it serves, offering programs in energy conservation, economic development and environmental education. CL&P is part of the Northeast Utilities System (NYSE: NU). For more information, please visit www.cl-p.com.